Exhibit 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                     THREE
                                                     MONTHS
                                                     ENDED
                                                    3/31/02       2001        2000        1999        1998        1997
                                                    --------    --------    --------    --------    --------    --------
Income From Continuing Operations                   $ 31,763    $280,688    $306,594    $268,322    $255,247   $251,493
Income Taxes                                          20,769     183,136     195,665     133,015     133,452    129,986
Fixed Charges                                         41,761     166,939     179,381     179,088     183,398    189,600
                                                    --------    --------    --------    --------    --------   --------
     Total                                          $ 94,293    $630,763    $681,640    $580,425    $572,097   $571,079

Fixed Charges:
  Interest Charges                                  $ 32,874    $130,525    $141,886    $140,948    $144,695   $150,335
  Amortization of Debt Discount                          642       2,650       2,105       2,084       2,410      2,336
  Estimated Interest Portion of Annual Rents           8,245      33,764      35,390      36,056      36,293     36,929
                                                    --------    --------    --------    --------    --------   --------
     Total Fixed Charges                            $ 41,761    $166,939    $179,381    $179,088    $183,398   $189,600

Ratio of Earnings to Fixed Charges (rounded down)       2.25        3.77        3.79        3.24        3.11       3.01
                                                    ========    ========    ========    ========    ========   ========